Exhibit 99.1

Summit Financial Services Group Announces Results for the Three- and Nine-Months Ended

September 30, 2009

Summit Financial Services Group, Inc. (OTC Bulletin Board: SFNS - News) announced financial results for the three- and nine-month periods ended September 30, 2009. For the three-month period ended September 30, 2009 (the “2009 Quarter”), the Company reported revenues of $12,663,532, which represented an increase of $3,855,561, or 44%, from the $8,807,971 in revenues reported for the three-month period ended September 30, 2008 (the “2008 Quarter”). For the 2009 Quarter, the Company reported net income of $102,812, or a decrease of 32% from net income of $151,040 reported for the 2008 Quarter.

For the nine-month period ended September 30, 2009 (the “2009 Period”), the Company reported revenues of $30,941,787, which represented an increase of $4,843,552, or 19%, from the $26,098,235 in revenues reported for the nine-months ended September 30, 2008 (the “2008 Period”). For the 2009 Period, the Company reported net income of $106,112, or a decrease of 70% from net income of $353,077 reported for the 2008 Period.

Marshall Leeds, the Company’s Chairman, Chief Executive Officer and President, stated: “We are pleased to see that our success in recruiting an increasing number of advisors has translated into significant revenue growth for both the three- and nine-month periods. Furthermore, EBITDA, as adjusted, which we consider a significant measure of our success, increased during the 2009 Quarter to $520,367 compared with $430,176 for the 2008 Quarter, although. EBITDA, as adjusted, declined during the 2009 Period to $912,617 from $1,173,879 reported for the 2008 Period.” Mr. Leeds continued: “Despite the growth in revenues, our earnings for both the 2009 Quarter and Period declined when compared with the earnings from the prior year as a result of, among other things, a decrease in our gross margin, as well as increases in marketing and recruiting costs.” Mr. Leeds concluded: “The significant growth in the number of our advisors over the last nine months was made possible by a unique set of circumstances and the ability of our home office associates to meet the challenges imposed by such growth. I am extremely appreciative of all of those people who have made this year the success that it is, including our financial advisors, their staffs and our home office associates.”

The Company is a Florida-based financial services holding company that provides, through its operating subsidiary, Summit Brokerage Services, Inc. (“Summit Brokerage”), a broad range of securities brokerage and investment services to primarily individual investors. Summit Brokerage also sells insurance products, predominantly fixed and variable annuities and life insurance through its subsidiary, SBS Insurance Agency of Florida. Summit Brokerage also provides asset management services through its investment advisor, Summit Financial Group, Inc.

Summit Brokerage is registered with the Securities and Exchange Commission (SEC), and is a member of FINRA (f/k/a NASD), the Municipal Securities Rule Making Board, and the National Futures Association. The Company currently offers its services through a network of approximately 302 registered representatives, and its business plan is focused primarily on increasing its network of affiliated registered representatives through recruitment as well as by acquisitions.

The following table presents a reconciliation of EBITDA, as adjusted, to net income as reported:

	Three Months Ended, September 30		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Income as reported	$102,812	$151,040	$106,112	$353,077
Add: Depreciation	18,075	22,695	55,628	62,183
Amortization – customer list		44,985		134,936
Amortization – notes	79,574	21,665	178,007	54,788
Non-cash compensation	97,802	88,719	350,766	356,495
Income tax expense	222,104	101,072	222,104	212,400

EBITDA, as adjusted	$520,367	$430,176	$912,617	$1,173,879

Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for non-cash compensation expense is a key metric the Company uses in evaluating its financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G, promulgated by the SEC under the Securities Act of 1933, as amended. The Company considers EBITDA, as adjusted, important in monitoring and evaluating its financial performance on a consistent basis across various periods, as well as for purposes of, analyzing and evaluating financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of its core operations, or do not involve a cash outlay, such as stock-related compensation. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Quarter Ended September 30, 2009

	For The Three Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Commissions	$12,156,651	$8,413,408
Interest and dividends	358,287	317,767
Other	148,594	76,796
	12,663,532	8,807,971
Expenses
Commissions and clearing costs	10,271,137	6,833,635
Employee compensation and benefits	1,246,775	1,148,160
Occupancy and equipment	158,136	153,609
Communications	115,229	103,903
Depreciation and amortization	18,075	67,680
Other operating expenses	529,264	248,872
	12,338,616	8,555,859

Income before income taxes	324,916	252,112
Provision for income taxes	222,104	101,072

Net income	$102,812	$151,040
Basic income per common share	$0.00	$0.00
Diluted income per common share	$0.00	$0.00
Weighted average common shares outstanding:
Basic	25,458,634	25,688,204
Diluted	29,417,520	30,943,406

Summit Financial Services Group, Inc.

Condensed Consolidated Statements of Income

Nine Months Ended September 30, 2009

	For The Nine Months
	Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Revenues
Commissions	$29,571,111	$24,866,235
Interest and dividends	982,196	960,736
Other	388,480	271,264
	30,941,787	26,098,235
Expenses
Commissions and clearing costs	24,699,998	20,138,048
Employee compensation and benefits	3,585,448	3,576,749
Occupancy and equipment	468,446	471,493
Communications	328,029	320,307
Depreciation and amortization	55,628	197,119
Other operating expenses	1,476,022	829,042
	30,613,571	25,532,758

Income before income taxes	328,216	565,477
Provision for income taxes	222,104	212,400
Net income	$106,112	$353,077
Basic income per common share	$0.00	$0.01
Diluted income per common share	$0.00	$0.01
Weighted average common shares outstanding:
Basic	25,458,634	25,798,424
Diluted	29,887,365	31,269,734

“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to, investor confidence and the performance of the securities markets, and the availability of suitable candidates for the Company’s acquisition or recruitment.

For additional investor relations information, contact Summit Financial Services Group, Inc., Boca Raton, Florida - Steven C. Jacobs, CFO, 561-338-2600.